Exhibit 99.1

HACKENSACK, NJ, March 12, 2013 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the three-month period ended January 31, 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Three Months Ended January 31,
	2013	2012
* Net Income Per Share-Basic:	$0.21	$0.17
* Dividends Per Share:	$0.30	$0.30
* FFO Per Share-Basic:	$0.33	$0.39
* FFO Payout:	90.9%	76.9%
* Average Residential Occupancy:	92.7%	95.1%
* Average Commercial Occupancy:	81.4%	85.9%

RESULTS OF OPERATIONS

Table of Revenue & Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the three months ended January 31, 2013 and 2012:

	Three Months Ended January 31,
	2013	2012	Change
	(in thousands, except per share)
Revenues:
Commercial properties	$5,800	$6,094	$(294)

Residential properties	4,659	4,683	(24)
Total real estate revenues	10,459	10,777	(318)

Operating Expenses:
Commercial properties	2,226	2,525	(299)

Residential properties	2,334	2,101	233

General and administrative	423	369	54

Depreciation	1,513	1,522	(9)

Investment income	(50)	(24)	(26)

Financing costs	3,019	2,815	204

Net income attributable to noncontrolling interests in subsidiaries	(229)	(369)	140

Income from operations	765	1,100	(335)

Income from discontinued operations	706	93	613

Net income attributable to common equity	$1,471	$1,193	$278

Earnings per share - basic:
Income from operations	$0.11	$0.16	$(0.05)
Discontinued operations	0.10	0.01	0.09
Net income attributable to common equity	$0.21	$0.17	$0.04

Weighted average shares outstanding	6,942	6,942

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First Quarter Results

Real Estate revenue for the three months ended January 31, 2013 (“Current Quarter”) decreased 3.0% to $10,459,000 compared to $10,777,000 for the three months ended January 31, 2012 (“Prior Year’s Quarter”). Income from continuing operations (net of income attributable to noncontrolling interests) for the Current Quarter was $765,000 ($0.11 per share basic), compared to $1,100,000 ($0.16 per share basic) for the Prior Year’s Quarter. Net income attributable to common equity (“net income-common equity”) for the Current Quarter was $1,471,000 ($0.21 per share basic), compared to $1,193,000 ($0.17 per share basic) for the Prior Year’s Quarter.

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Quarter, as compared to the Prior Year’s Quarter:

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)		January 31,
	2013	2012	$	%	2013	2012	$	%	2013	2012
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,430	$4,590	$(160)	-3.5%	$4,592	$4,614	$(22)	-0.5%	$9,022	$9,204
Reimbursements	1,392	1,457	(65)	-4.5%	—	—	—		1,392	1,457
Other	40	45	(5)	-11.1%	67	69	(2)	-2.9%	107	114
Total revenue	5,862	6,092	(230)	-3.8%	4,659	4,683	(24)	-0.5%	10,521	10,775

Operating expenses	2,226	2,525	(299)	-11.8%	2,334	2,101	233	11.1%	4,560	4,626
Net operating income	$3,636	$3,567	$69	1.9%	$2,325	$2,582	$(257)	-10.0%	5,961	6,149
Average
Occupancy %	81.4%	85.9%		-4.5%	92.7%	95.1%		-2.4%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(56)	(7)
Amortization of acquired leases	(6)	9
Investment income	50	24
General and administrative expenses	(423)	(369)
Depreciation	(1,513)	(1,522)
Financing costs	(3,019)	(2,815)
Income from continuing operations	994	1,469
Income from discontinued operations	706	93
Net income	1,700	1,562
Net income attributable to noncontrolling interests	(229)	(369)
Net income attributable to common equity	$1,471	$1,193

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

DIVIDENDS

The 1st quarter dividend of $0.30 per share will be paid on March 15, 2013 to shareholders of record on March 1, 2013.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $260 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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